Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2025 with respect to the consolidated financial statements of D-Wave Quantum Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Bellevue, Washington
March 21, 2025